Exhibit 23.1

KPMG LLP Two Financial Center 60 South Street Boston, MA 02111

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated March 9, 2023, with respect to the consolidated financial statements of Cullinan Oncology, Inc., incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LLP
Boston, Massachusetts
May 11, 2023